Exhibit 99.1

ACE Limited	+41 (0)43 456 76 00 main
Bärengasse 32	+41 (0)43 456 76 01 fax
CH-8001 Zürich
Switzerland	www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@ace-ina.com

ACE REPORTS FOURTH QUARTER 2008 RESULTS;

OPERATING INCOME OF $624 MILLION, NET INCOME OF $20 MILLION;

FULL YEAR OPERATING INCOME OF $2.6 BILLION, NET INCOME OF $1.2 BILLION

ZURICH, Switzerland, February 3, 2009 — ACE Limited (NYSE: ACE) today reported net income for the fourth quarter ended December 31, 2008, of $0.06 per share, compared with $1.69 per share for the same quarter last year. Income excluding net realized gains (losses) for the fourth quarter was $1.87 per share, compared with $2.05 per share for the same quarter of last year.(1) The quarter was marked by financial market volatility in both the credit and equity markets, which impacted net income and book value. The net realized and unrealized loss after tax was $1.2 billion for the quarter due to the mark-to-market pricing impact caused by continued widening of credit spreads and the decline in global equity markets. Book value decreased $910 million for the quarter including a net foreign currency translation loss of $310 million. Annualized return on average equity was 16.7%.(2) The property and casualty (P&C) combined ratio was 86.9%.

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2008	2007	Change	2008	2007	Change
Net income	$20	$572	NM	$0.06	$1.69	NM

Net realized gains (losses), net of tax	(604)	(121)		(1.81)	(0.36)

Income excluding net realized gains (losses), net of tax (1)	624	693	(10)%	1.87	2.05	(9)%

Net income for the year was $3.53 per share, compared with $7.66 per share for 2007. For 2008, income excluding net realized gains (losses) was $7.72 per share, compared with $8.07 per share for 2007.(1) The P&C combined ratio for the year was 89.6%. Book value decreased $1.7 billion during the year excluding the redemption of preferred shares. The results for the year reflect the acquisition of Combined Insurance effective April 1, 2008.

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2008	2007	Change	2008	2007	Change
Net income	$1,197	$2,578	(54)%	$3.53	$7.66	(54)%

Net realized gains (losses), net of tax	(1,394)	(134)		(4.19)	(0.41)

Income excluding net realized gains (losses), net of tax (1)	$2,591	$2,712	(4)%	$7.72	$8.07	(4)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, stated: “ACE produced strong operating results in one of the most difficult quarters in modern history for financial services companies. Our core property and casualty and accident and health businesses performed extremely well with total operating income in the quarter of $624 million. The P&C combined ratio was 86.9%.

“Net income suffered from other-than-temporary-impairment losses related mostly to interest rate spreads in the period. Book value, which declined 6% in the quarter and 10% for the year, was impacted by realized and unrealized investment losses, extreme foreign exchange fluctuation and a loss from a fair value increase in the liabilities associated with our life reinsurance business. We believe most of the losses in the portfolio and life reinsurance business will recover in value over time. Even with this year’s decline, our book value has grown at a compound annual growth rate of 12% the last five years.

“ACE experienced in this quarter the volatility that can accompany the business activity of a global risk-taking organization. Global presence and risk-taking discipline are our sources of strength, and we are using them to our advantage. In the quarter, we began to improve our price-to-exposure from firming insurance prices and gain market share in certain classes from weakened competitors. While the recessionary conditions are formidable, we are encouraged by government efforts to stimulate the economy.”

Other operating highlights were as follows:

•

Net premiums written and earned in the quarter were up 8% and 6%, respectively, over the prior year quarter. Excluding the impact of foreign exchange, net premiums written and earned increased 13% and 10%, respectively, over the prior year quarter.

•

Net P&C premiums written and earned, which include international accident and health (A&H), decreased 1% and 3%, respectively, over the prior year quarter. Excluding the impact of foreign exchange, net P&C premiums written and earned increased 3% and 1%, respectively, over the prior year quarter.

•	The P&C combined ratio for the quarter was 86.9% compared with 88.1% for the prior year quarter; for the year, the P&C combined ratio was 89.6% compared with 87.9% for 2007.

•

Positive net prior period development in the quarter of $252 million pre-tax included a $68 million take-down of a reserve on a single, large structured transaction that settled in the quarter. The company also incurred a pre-tax charge of $51 million for asbestos, environmental and other run-off (A&E) losses as a result of both internal and external actuarial reviews.

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•	Pre-tax underwriting income excluding the life insurance and reinsurance segment increased 7% over the prior year quarter to $375 million compared with $351 million for the same quarter last year.

•	The P&C expense ratio reported in the quarter increased by 1.4 percentage points from the prior year quarter. Excluding A&H, the expense ratio was flat compared with the prior year quarter.

•	Operating cash flow was $960 million for the quarter. For the year, operating cash flow was $4.1 billion.

•	Reinsurance recoverables decreased $308 million for the quarter largely due to foreign exchange; year-to-date, reinsurance recoverables decreased $437 million.

•

Net loss reserves decreased $889 million during the quarter primarily due to the impact of foreign exchange revaluation of approximately $700 million; year-to-date, net loss reserves increased $501 million, and $1.4 billion excluding the impact of foreign exchange.

•	Net investment income increased 3% over the prior year quarter to $521 million.

•	Return on average equity for the fourth quarter was 16.7% and for the year was 16.8%.(2)

•	Book value decreased $1.7 billion or 10% from December 31, 2007 excluding the redemption of the preferred shares while book value per share(3) decreased from $48.89 at December 31, 2007 to $43.30.

•

Net realized and unrealized losses after tax from our investment portfolio totaled approximately $1 billion for the quarter. This includes $608 million of unrealized losses and $404 million of realized losses. Net realized losses from derivative accounting related to the guaranteed minimum income benefits (GMIBs) of our life reinsurance business were approximately $207 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items include:

•	Insurance-North American: Net premiums written decreased 5% over the prior year quarter. The combined ratio was 83.0% compared with 89.1% for the same quarter last year.

•

Insurance-Overseas General: Net premiums written increased 7% over the prior year quarter, 19% on a constant-dollar basis. Excluding the results of Combined Insurance, net premiums written decreased 2%. The combined ratio was 90.7% compared with 87.5% for the same quarter last year.

•	Global Reinsurance: Net premiums written decreased 28% over the prior year quarter. The combined ratio was 72.3% compared with 73.6% for the same quarter last year.

•

Life Insurance and Reinsurance: Net premiums written increased $260 million over the prior year quarter; excluding the results of Combined Insurance, net premiums written increased 7%. Income excluding net realized gains (losses) decreased to $4 million in the quarter.

Please refer to the ACE Limited Financial Supplement dated December 31, 2008, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_december_31_2008.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its fourth quarter earnings conference call and webcast on Wednesday, February 4, 2009, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 877-795-3647 (within the United States) or 719-325-4758 (international); passcode 3327455. Please refer to the ACE Limited website in the Investor Information section under

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Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 3327455.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, future policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill and other intangible assets. See reconciliation of Non-GAAP Financial Measures on page 29 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]

Calculated using income excluding net realized gains (losses) less perpetual preferred securities divided by average common shareholders’ equity for the period. To annualize a quarterly rate, multiply by four.

[3]

Book value per common share is common shareholders’ equity divided by the shares outstanding. Tangible book value per common share is common shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

Combined Insurance – Combined Insurance Company of America and certain of its subsidiaries.

NM – not meaningful comparison.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to our investment portfolio and life reinsurance business, economic conditions, government action, and company performance reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and unexpected financial or operational performance with respect to acquired companies, unexpected effects or difficulties relating to the Company’s re-domestication to Switzerland, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2008	December 31 2007
	(Unaudited)
Assets
Total investments	$39,715	$41,779
Cash	867	510
Insurance and reinsurance balances receivable	3,453	3,540
Reinsurance recoverable on losses and loss expenses	13,917	14,354
Other assets	14,105	11,907

Total assets	$72,057	$72,090

Liabilities
Unpaid losses and loss expenses	$37,176	$37,112
Unearned premium	5,950	6,227
Other liabilities	14,485	12,074

Total liabilities	$57,611	$55,413

Shareholders’ equity
Total shareholders’ equity	$14,446	$16,677

Total liabilities and shareholders’ equity	$72,057	$72,090

Book value per common share (3)	$43.30	$48.89

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Gross premiums written	$4,320	$4,144	$19,242	$17,740
Net premiums written	3,052	2,827	13,080	11,979
Net premiums earned	3,226	3,057	13,203	12,297

Losses and loss expenses	1,760	1,788	7,603	7,351
Future policy benefits	156	60	399	168
Policy acquisition costs	517	457	2,135	1,771
Administrative expenses	444	385	1,737	1,455

Underwriting income(1)	349	367	1,329	1,552

Net investment income	521	504	2,062	1,918
Net realized gains (losses)	(644)	(66)	(1,633)	(61)
Interest expense	54	43	230	175
Other income (expense)	(65)	(49)	39	(81)
Income tax expense	87	141	370	575

Net income	20	572	1,197	2,578
Preference shares dividend	—	(12)	(24)	(45)

Net income available to holders of common shares	$20	$560	$1,173	$2,533

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$1.87	$2.05	$7.72	$8.07
Net income	$0.06	$1.69	$3.53	$7.66

Weighted average diluted shares outstanding	332.8	331.3	332.5	330.4

Loss and loss expense ratio	57.8%	60.4%	60.6%	61.6%
Policy acquisition cost ratio	15.6%	15.1%	16.2%	14.5%
Administrative expense ratio	13.5%	12.6%	12.8%	11.8%
Combined ratio	86.9%	88.1%	89.6%	87.9%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Gross Premiums Written
North American	$2,167	$2,274	$10,053	$9,840
Overseas General	1,609	1,584	6,941	6,291
Global Reinsurance	130	177	921	1,218
Life	414	109	1,327	391

Total	$4,320	$4,144	$19,242	$17,740

Net Premiums Written
North American	$1,304	$1,373	$5,636	$5,833
Overseas General	1,251	1,169	5,332	4,568
Global Reinsurance	126	174	914	1,197
Life	371	111	1,198	381

Total	$3,052	$2,827	$13,080	$11,979

Net Premiums Earned
North American	$1,377	$1,418	$5,679	$6,007
Overseas General	1,250	1,229	5,337	4,623
Global Reinsurance	240	312	1,017	1,299
Life	359	98	1,170	368

Total	$3,226	$3,057	$13,203	$12,297

Income Excluding Net Realized Gains (Losses) (1)
North American	$333	$329	$1,122	$1,269
Overseas General	225	210	1,012	818
Global Reinsurance	133	146	518	559
Life	4	33	168	166
Corporate	(71)	(25)	(229)	(100)

Total	$624	$693	$2,591	$2,712

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